UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 1, 2011
Associated Materials, LLC
(Exact name of registrant as specified in its charter)

Delaware	000-24956	75-1872487

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3773 State Road, Cuyahoga Falls, Ohio	44223

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (330) 929-1811
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) Appointment of Officer
On August 1, 2011, Robert Gaydos, 47 years old, was appointed Senior Vice President, Operations for the Company. Mr. Gaydos has over 20 years of operations and manufacturing experience, including 7 years serving in a senior management capacity. Most recently, Mr. Gaydos was the SVP Global Operations — Orthopaedics Division and CT/Biologics Division from August 2008 and previously the VP, Global Operations — Reconstructive Division from September 2004 to August 2008, of Smith & Nephew, Inc., a global medical technology business.
Employment Agreement
On August 1, 2011, the Company entered into an Employment Agreement (the “Employment Agreement”) with Mr. Gaydos, pursuant to which he agreed to serve as the Company’s Senior Vice President, Operations. The initial term of his employment agreement is three years.
Pursuant to the Employment Agreement, Mr. Gaydos will receive an annual base salary of $325,000, a signing bonus of $125,000 and will have a target annual bonus opportunity equal to 60% of his base salary. The Company will reimburse Mr. Gaydos for certain amounts in connection with his relocation to the Northeast Ohio area and related travel.
If Mr. Gaydos’ employment is terminated by the Company without cause, he will receive (A) any accrued obligations, (B) an amount equal to his base salary payable in 12 equal monthly installments in accordance with the Company’s payroll procedures over the twelve-month period following such termination of employment, (C) a pro-rated portion of his annual target bonus and (D) continued medical and dental benefits for twelve months. The severance benefits are subject to Mr. Gaydos’ execution of a general release in favor of the Company and its affiliates and Mr. Gaydos’ continued compliance with the restrictive covenants in the Employment Agreement, and are capped to the extent such benefits would not be fully deductible by the Company for federal income tax purposes under Section 280G or would give rise to a related excise tax on Mr. Gaydos.
Pursuant to the Employment Agreement, Mr. Gaydos will be subject to restrictions on competition and interference during his employment with the Company and for a period of two years thereafter. The Employment Agreement also contains standard confidentiality, invention assignment and non-disparagement covenants.

Option Agreements
On August 1, 2011, AMH Investment Holdings Corp. (formerly known as Carey Investment Holdings Corp.) (“Parent”) entered into a stock option agreement for time-based vesting options (the “Time Option Agreement”) and a stock option agreement for performance-based vesting options (the “Performance Option Agreement”) with Mr. Gaydos pursuant to which he was granted nonqualified stock options to purchase shares of Parent’s common stock, par value $0.01 per share (“Parent Common Stock”), pursuant to Parent’s 2010 Stock Incentive Plan. The time-based vesting options are subject to time-based vesting over a five-year period, and the performance-based vesting options are subject to performance-based vesting conditions, based on annual adjusted EBITDA goals over a five-year period. All of the performance-based vesting options and a portion of the time-based vesting options have an exercise price equal to the grant date fair market value of the underlying shares of Parent Common Stock; a portion of the time-based vesting options has an exercise price equal to two times the grant date fair market value of such stock; and the remaining portion of the time-based vesting options has an exercise price equal to three times the grant date fair market value of such stock. The shares of Parent Common Stock (“shares”) acquired upon the exercise of such stock options are subject to both transfer restrictions and repurchase rights following a termination of employment. The stock options expire on the tenth anniversary of the date of grant. Mr. Gaydos was granted an option to purchase 240,000 shares pursuant to the Time Option Agreement and 160,000 shares pursuant to the Performance Option Agreement. In connection with any exercise of Mr. Gaydos’ options, he will be required to become party to the Company’s stockholders agreement, the terms of which have previously been disclosed.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSOCIATED MATERIALS, LLC
DATE: August 3, 2011	By:	/s/ Stephen E. Graham
Stephen E. Graham
Vice President — Chief Financial Officer and Secretary

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Description of Document

10.1	Employment Agreement, dated as of August 1, 2011, by and between Associated Materials, LLC and Robert C. Gaydos.